UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 27, 2019

Severn Bancorp, Inc.
(Exact name of the registrant as specified in its charter)

Maryland	000-49731	52-1726127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Westgate Circle, Suite 200
Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

410-260-2000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SVBI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On August 27, 2019, the Boards of Directors of Severn Bancorp, Inc. (the “Company”), and its bank subsidiary, Severn Bank, (the “Bank”) appointed Vance W. Adkins, age 38, Executive Vice President and Chief Financial Officer of the Company and the Bank effective September 16, 2019. From 2016 until the completion of its merger in April 2019, Mr. Adkins served as Chief Financial Officer of HomeTown Bankshares Corporation and its banking subsidiary, HomeTown Bank located in Roanoke, Virginia. He had previously been the Senior Risk Officer of HomeTown Bank from 2010 until 2016. Mr. Adkins is a certified public accountant.  Mr. Adkins is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K. A copy of the press release announcing the appointment of Mr. Adkins as Chief Financial Officer is attached hereto as Exhibit 99.1.

On August 27, 2019, the Company and the Bank entered into an employment agreement with Mr. Adkins effective September 16, 2019.  The employment agreement has an initial one-year term. The term will extend automatically for an additional year every anniversary of the effective date of the agreement unless either the Company, the Bank or Mr. Adkins gives notice no later than 90 days prior to the end of the initial term or 30 days prior to the end of an additional term that the term will not be renewed.

The employment agreement specifies Mr. Adkins’s base salary will not be less than $240,000 per year. In addition to the base salary, the agreement provides that Mr. Adkins will be eligible to participate in any bonus or equity plan or arrangement of the Bank in which senior management is eligible to participate. Mr. Adkins is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with the Bank.

The Company and the Bank may terminate the executive’s employment, and Mr. Adkins may resign, at any time with or without good reason.  In the event of Mr. Adkins’s (1) termination without cause other than due to death or disability, or (2) voluntary resignation for good reason (a “qualifying termination event”), the Bank would pay Mr. Adkins a cash lump sum payment equal to three months base salary if the qualifying termination event occurs during executive’s first year of employment or six months base salary if the qualifying termination event occurs after the executive’s first year of employment.  In addition, Mr. Adkins would receive medical, dental and vision insurance coverage under the Bank’s group health plan or comparable coverage for 12 months following the qualifying termination event.  A “good reason” condition for purposes of the employment agreement would include a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with Mr. Adkins’s position with the Company and the Bank, a relocation of Mr. Adkins’s primary place of employment by more than 50 miles from the Bank’s headquarters or a material breach of the employment agreement by the Company or the Bank.

In the event Mr. Adkins’s qualifying termination event occurs within one year after a change in control of the Company or the Bank, Mr. Adkins would be entitled to (in lieu of the payments and benefits described in the previous paragraph): (1) a severance payment equal to 12 months of executive’s base salary if the change in control occurs within the executive’s first year of employment; or (2) a severance payment equal to 18 months of executive’s base salary if the change in control occurs after the executive’s first year of employment. Such payment will be made in 36 equal semi-monthly installments.  In addition, the Bank (or its successor) will make a cash lump sum payment equal to the product of 12 times the monthly rate of the Bank’s subsidy for medical, dental and vision insurance coverage for comparable active employees in effect on the date of termination. Notwithstanding the foregoing, the payments required under the employment agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

The employment agreement would immediately terminate upon the earlier of Mr. Adkins’s voluntary resignation without good reason or termination for cause, and the Company and the Bank would have no obligation to pay any additional severance benefits to Mr. Adkins under the employment agreement.

Upon termination of employment, Mr. Adkins will be required to adhere to one-year non-competition and non-solicitation restrictions as set forth in his employment agreement.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Severn Bancorp, Inc., Severn Bank, and Vance W. Adkins dated August 27, 2019

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEVERN BANCORP, INC.

Dated: August 29, 2019	By:	/s/ Alan J. Hyatt
Alan J. Hyatt
Chairman, President and Chief Executive Officer